EXHIBIT 2.4

                 ASSIGNMENT OF AGREEMENT OF PURCHASE AND SALE

      THIS ASSIGNMENT OF AGREEMENT OF PURCHASE AND SALE, hereinafter referred to as this "ASSIGNMENT," dated as of January 5 , 1998, is made and entered into by and between FORESITE CAPITAL FACILITIES CORPORATION, a Delaware corporation ("ASSIGNOR") and CORNELL CORRECTIONS OF OKLAHOMA, INC., a Delaware corporation ("ASSIGNEE").

RECITALS:

      Hinton Economic Development Authority and Assignor entered into an Agreement of Purchase and Sale (as amended, the "CONTRACT") dated effective as of November 17, 1997, as amended by an Amendment to Agreement of Purchase and Sale, a copy of which is attached.
Assignor now desires to assign the Contract to Assignee.

AGREEMENTS:

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree as follows:

      SECTION 1. ASSIGNMENT OF CONTRACT. Assignor hereby assigns all of its rights, duties and obligations under the Contract to Assignee, and Assignee assumes all of Assignor's duties and obligations under the Contract.

      SECTION 2. DEFINITIONS AND REFERENCES. Terms used herein, which are not otherwise defined or modified herein but which are defined in the Contract shall have the meanings therein ascribed to them. The term "CONTRACT" or "AGREEMENT" as used in the Contract or any other instrument, document or writing furnished in connection therewith shall mean the Contract as hereby assigned.

      SECTION 3. MISCELLANEOUS. This Assignment (a) shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective heirs, legal representatives, successors, assigns, receivers and trustees; (b) may be modified or amended only by a writing signed by each party hereto; (c) shall be governed by and construed in accordance with the laws of the State of Oklahoma and the United States of America; (d) may be executed by facsimile signatures and in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (e) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Assignment.
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      IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed effective as of the date first written above.

                                    FORESITE CAPITAL FACILITIES CORPORATION

                                    By: /s/ NORMAN WIRKLER
                                    Name: NORMAN WIRKLER
                                          President


                                    CORNELL CORRECTIONS OF OKLAHOMA, INC.

                                    By: /s/ STEVEN W. LOGAN
                                    Name: STEVEN W. LOGAN
                                          Sr. Vice President